Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI completes $67 million purchase of six skilled nursing facilities

MURFREESBORO, Tenn. – (February 1, 2010) National Health Investors, Inc. (NYSE:NHI) has completed the previously announced  purchase of six Florida skilled nursing facilities from Care Foundation of America, Inc. (CFA) for a total of $67 million ..  The facilities are leased to affiliates of Health Services Management, Inc. for $6.2 million annually, plus a 3% escalator starting at the beginning of the third lease year. The lease expires in 2014 and the tenant has a 3 year optional renewal term.  The facilities total 780 beds and have been part of NHI’s mortgage loan portfolio for 16 years.  The purchase resulted in the dismissal of pending litigation between NHI and CFA. The earnings before interest, taxes, depreciation, amortization and rents (EBITDAR) for these facilities for the trailing twelve months ended November 30, 2009 totaled $10.6 million and provides a lease coverage ratio of 1.71.  NHI will fund the purchase with the full satisfaction of the $23.3 million in principal and interest on a mortgage note due to NHI from CFA, $29.7 million in cash deposits and $14 million in advances from NHI’s revolving credit facility.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com ..